Exhibit 10.2

Date Received: July31, 2015

Retirement Transition Agreement and Release

1.	Purpose. Frank E. Houston (“Employee”) and Esterline Technologies Corporation (“the Company”) have reached this agreement (“Agreement”) concerning Employee’s transition from his current position to retirement, on the following terms.

2.	Resignations from Current Positions. Employee hereby resigns from his positions as Segment President and as an officer of the Company, and resigns from any and all officer and director positions with any of the Company’s subsidiaries, affiliates, and related entities worldwide, and the Company hereby accepts his resignations, effective August 14, 2015. Employee will cooperate with Company requirements to complete, sign, and submit any and all documentation required by law or practice to effect these resignations.

3.	Transitional Employment Arrangements and Severance Pay. In exchange for Employee’s resignations above, and for other good and valuable consideration contained in this Agreement, the Company will relieve Employee of all usual duties as a Company officer, and will provide Employee with transitional employment arrangements and severance pay designed to accommodate his interests and needs, as follows. All severance amounts stated in this Section 3 are gross amounts before taxes and other, usual payroll deductions.

a.	Transitional Employment in FY15. From August 15, 2015 through October 2, 2015 the Company will employ Employee as a Senior Advisor. In that capacity, Employee will have no regularly-assigned duties; he will report to the Company’s Chief Executive Officer (“CEO”), will assist with the transition of Segment leadership responsibilities, and will undertake special projects, as directed. Employee will work up to a full-time schedule based in his home office, and will travel to and attend meetings in other locations, as needed. His current compensation and fringe benefits will continue through the end of FY15.

b.	Transitional Employment in FY16. From October 3, 2015 through May 27, 2016 Employee will continue employment as a Senior Advisor on an on-call basis for up to 10 hours work per week. During this period, the Company will pay Employee $9,500.00 in salary per month (25% of his current salary rate). If Employee’s work requires more than 10 hours per week, Employee will seek advance approval from the CEO for such additional time, and then submit a signed time sheet in standard form that shows actual hours worked. Such additional hours will be paid at an hourly rate of $350.00. Employee will not be entitled to, nor will he accrue any vacation or sick leave during FY16. Employee’s last day of work and his “Retirement Date” will be May 27, 2016.

c.	Incentive Compensation and Equity Grants. Employee will be entitled to receive any awards that might be earned under the Company’s FY15 Annual Incentive Compensation Plan and under the Company’s Long Term Incentive Plan in accordance with the terms of those plans. Employee will not be appointed to participate in any FY16 incentive plans. Employee’s eligibility to receive equity rights in Company shares shall be determined and administered in accordance with the terms of the equity grants he holds, and with the Company’s Equity Incentive Plan.

F. Houston Agreement

August 2015

d.	COBRA Assistance. In October 2015 the Company will pay Employee $8,500 to defray the cost of continued health coverage under COBRA for himself and his qualified dependents for the seven-month period from November 2015 through May 2016. Employee bears administrative responsibility for electing and paying for COBRA continuation benefits, should he choose to do so.

Employee acknowledges that he has no preexisting right to the transitional employment arrangements and severance pay provided in this Section 3, and that the Company is providing them solely as consideration for this Agreement in exchange for Employee’s resignations, his release of claims, and for other obligations stated here. Employee acknowledges and agrees that his employment has been and will continue to be subject to the Company’s usual policies, including its “employment at will” policy, until the Effective Date (as defined in Section 16 below). Thereafter, Employee’s transitional employment under this Section 3 will be subject to the terms of this Agreement and to the Company’s usual policies, except that the Company may only terminate Employee’s transitional employment prior to the Retirement Date for cause, including but not limited to failure to perform any assignments to the reasonable satisfaction of the CEO and/or breach of Employee’s promises under this Agreement.

4.	Wages & Benefits. In June 2016, the Company will pay Employee all final wages due and vacation accrued through his Retirement Date. This Agreement does not affect Employee’s entitlements, if any, under the Company’s retirement plans, which shall be determined in accordance with the terms of those plans.

5.	Release of Claims. Employee releases and acknowledges satisfaction of all claims of any kind against the Company and all of its subsidiaries, affiliates, and related entities, and their present and former owners, directors, officers, employees, attorneys, agents, successors, assigns, and other representatives, individually and in their corporate capacities, as provided below (the “Release”):

a.	The Release is comprehensive and includes any and all actual or potential claims arising on or before the date of Employee’s signature below, whether those claims are presently known or unknown.

b.	The Release includes, but is not limited to, any claims arising from or related to Employee’s employment with the Company or the termination of that employment.

c.	The Release includes, but is not limited to, claims for wages, benefits, other compensation, damages, penalties, personal injury, attorneys’ fees, costs, restitution, or equitable relief arising out of any express or implied contract; any federal, state, or local statute, regulation, or ordinance (including the Age Discrimination in Employment Act); the common law; or equity.

d.	The Release shall not extend to any claim Employee cannot waive as a matter of law; any vested benefits under the Company’s benefit plans; any breach of the Company’s obligations under this Agreement; or to any claims that first arise after the parties sign this Agreement.

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August 2015

e.	Employee confirms that he has not filed a lawsuit or other complaint to assert any claim released here.

f.	Employee expressly waives and will not assert any right of reinstatement or re-employment with the Company or with any Company subsidiary, affiliate, or related entity following his Retirement Date.

6.	Return of Company Property. On or before October 2, 2015, Employee promises to return all Company property, including, but not limited to any and all keys, keycards, files, electronic and paper documents, data, copies of documents and data, equipment, software, and hardware used by Employee during his employment. Provided, however, that the CEO may authorize Employee to retain certain equipment, data, or access as might be needed in his Senior Advisor role. Employee promises to return all such Company property on or before his Retirement Date.

7.	Protected Information. Employee understands his continuing obligations to keep secret all Company confidential Information as defined in and required by the Nondisclosure Agreement he signed on April 8, 1993. That agreement is attached as Attachment A, and Employee re-confirms his commitment to comply with its terms. In addition, Employee specifically promises he will continue indefinitely to abide by any and all government controls on information to which he had access during his employment as might be required to protect industrial security and to comply with export controls and data privacy rights.

8.	Covenant Not to Compete. During the period of Employee’s employment and for a period of two (2) years after the end of that employment, Employee will not do any of the following, either directly or indirectly, for Employee’s own benefit or for the benefit of any person or entity other than the Company, and regardless of whether he acts as an employee, contractor, consultant, shareholder, officer, director, or principal:

a.	Engage in, be employed by, perform services for, participate in the ownership, management, control, or operation of, or otherwise be connected with, either directly or indirectly, any business or enterprise, whether commercial or non-profit, that is or that is preparing to be in competition with any aspect of the Company or its business or anticipated business (a “Competing Business”) located within the geographic areas or locations where the Company carries on or does business;

b.	Contact or transact business on behalf of a Competing Business with any of the Company’s customers, distributors, or suppliers with whom Employee had contact while employed by the Company or about whom Employee obtained Confidential Information while employed by the Company; or

c.	Induce, or attempt to induce, any employee or consultant of the Company to leave such employment or relationship to be employed by, perform services for, engage or participate in, or otherwise be connected with, either directly or indirectly, any enterprise with which Employee is in any way associated, whether or not it is a Competing Business.

d.

For purposes of the above, Employee will not be considered to be connected with any Competing Business solely on account of Employee’s: (i) ownership of less than five percent (5%) of the outstanding capital stock or other equity interests in any Competing Business; or (ii) engagement by, performance of services for, participation in, or other connection with

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August 2015

any business that is not a Competing Business but that is carried on by an entity that is affiliated with a Competing Business as a separate division or other independent organization. Employee understands that the scope of the Company’s business is worldwide and agrees that the duration and geographic scope of the prohibitions in this paragraph 8(d) are reasonable and necessary to protect the value and legitimate interests of the Company’s business. Employee agrees that the restrictions in this Section 8 will not prevent Employee from pursuing his livelihood.

e.	This Agreement does not limit the Company’s rights under any laws, including laws related to trade secrets, unfair competition, copyrights, patents, or trademarks. Employee recognizes that damages alone would not adequately compensate the Company if Employee breaks any of the promises made in this Section 8. Consequently, Employee acknowledges that the Company will be entitled to injunctive relief in the event of a breach, without the obligation to post a bond, in addition to the recovery of any applicable damages and self-help remedies.

f.	Employee may request that the Company grant exceptions to the restrictions set forth in this Section 8 to pursue specific business or employment opportunities. To be effective, any exceptions must be granted in writing by the CEO, shall be strictly limited to their express terms, and shall not limit or waive the Company’s right to fully enforce other terms of this Section 8.

9.	No Disparagement. Employee will not make any written or oral statements or engage in any action that disparages the Company, its products, or its employees. This Section 9 does not prohibit, and it is not intended to discourage, any communications or disclosures required by law.

10.	Confidentiality. Employee promises to keep the terms of this Agreement confidential and not to disclose any information concerning this Agreement or its terms to anyone except: (a) as might be required by law; or (b) to his immediate family, legal counsel, or financial advisors, provided that Employee will require each recipient of information to comply with this confidentiality provision.

11.	Section 409A. The Company intends that this Agreement and the payments provided hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”). Notwithstanding any provision in this Agreement or in any other agreement or plan with respect to which Employee is a party or participant: (a) all terms shall be interpreted, operated, and administered in a manner consistent with such intentions; and (b) no acceleration or deferral of any payments to Employee shall be permitted to the extent such acceleration or deferral would cause any of the terms to fail to be exempt from, or fail to comply with, Section 409A.

12.

Breach. In the event Employee breaches any of his promises under this Agreement, including but not limited to his promises under Sections 2, 3, and 5 through 10, Employee shall forfeit the right to all further transitional employment arrangements and severance payments provided in Section 3. Further, the Company may, in its discretion, accelerate the Retirement Date to the date of such breach, and may immediately terminate all further payments, equity rights, or benefits of any type that would otherwise be due under this Agreement, or under the

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August 2015

Company’s incentive compensation or equity plans. In the event the Company exercises any or all of these remedies for breach, Employee’s promises and obligations under this Agreement, including the releases pursuant to Section 5, shall remain in full force and effect. Nothing in this Section 12 shall limit the Company’s right to pursue other or additional remedies for breach.

13.	Attorneys’ Fees. Each party shall be solely responsible for their own attorneys’ fees and costs in the event of any litigation or other dispute between them concerning the application, enforcement, or effect of this Agreement, including any action to recover damages or other relief based on claims subject to Section 5. The parties expressly waive any right to recover attorneys’ fees and costs in any such litigation or dispute.

14.	Governing Law, Enforcement, and Severability. This Agreement shall be interpreted and enforced according to the laws of the State of Washington. Any action or proceeding arising from or relating to this Agreement shall be brought in a state or federal court in the State of Washington. The provisions of this Agreement are severable. If any part of this Agreement is found to be unenforceable, the other provisions shall continue in effect to the fullest extent possible. A court of competent jurisdiction shall have the power to modify any unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum possible extent.

15.	Consideration and Revocation Period. Employee understands he has twenty-one days from the Date Received to consider whether to sign this Agreement. The Company recommends that Employee use this period to consult an attorney. Employee may sign or reject this Agreement at any time during this Consideration Period. If he signs before twenty-one days expire, that will constitute a voluntary waiver of the remainder of the period. Employee understands that if he signs below, he will have another seven days to change his mind and revoke this Agreement. To revoke this Agreement, he understands he must do so in writing, delivered to the Company’s Vice President Human Resources within the seven-day period.

16.	Effective Date. This Agreement becomes effective and binding on the eighth day after Employee’s signature below, provided: (a) Employee returns the fully-executed Agreement within twenty-one days following the Date Received; and (b) does not revoke the Agreement before the eighth day (“Effective Date”).

17.	Entire Agreement. This Agreement is the entire agreement between Employee and the Company. It supersedes all prior agreements and understandings, except the Nondisclosure Agreement referred to in Section 7. In particular, and without limitation, this Agreement supersedes the Termination Protection Agreement between Employee and the Company dated December 23, 2008, which is hereby rescinded. This Agreement may not be modified or amended except in writing and signed by all parties.

18.	Knowing and Voluntary Agreement. Employee has read this Agreement carefully and understands it. He has not relied on any statement or promise that is not written in this Agreement. The Company has advised Employee to consult an attorney about this Agreement before signing it, and he acknowledges he has had ample opportunity to do so and has decided to proceed with signing. Employee is fully aware of the legal and binding effect of this Agreement. He has entered this Agreement voluntarily without duress or coercion from any source.

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August 2015

Agreed:

Frank E. Houston	Esterline Technologies Corporation by:

/s/ FRANK HOUSTON	/s/ CURTIS REUSSER
Signature	Signature

July 31, 2015	Curtis Reusser, CEO, Pres. & Chairman
Date	Printed name and title

July 31, 2015
Date

Attachment A – Nondisclosure Agreement

F. Houston Agreement

August 2015